Exhibit 99.1

Earnings Release

Toyota Motor Credit Corporation Reports
Fourth Quarter and Fiscal Year Results

TORRANCE, Calif. May 11, 2004 – Toyota Motor Credit Corporation (“TMCC”) and its consolidated subsidiaries (“the Company”), which is marketed under the brands of Toyota Financial Services (“TFS”) and Lexus Financial Services (“LFS”), announced earnings for the three-month period and fiscal year ended March 31, 2004.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2004	2003	2004	2003
	(in millions)
Net income	$132	$42	$601	$110

Memo: The following amounts are included above
Derivative fair value adjustment (before tax)	$46	$(13)	$171	$(335)
Provision/(benefit) for income taxes on derivative fair value adjustment	$19	$(5)	$67	$(133)

Net income for the three months and fiscal year ended March 31, 2004 was $132 million and $601 million, respectively, an increase of $90 million and $491 million over the comparable periods in the prior year. During the three months and fiscal year ended March 31, 2004, the Company recognized a net unrealized gain (before tax) associated with derivative fair value adjustments of $46 million and $171 million, respectively, compared to a net unrealized loss (before tax) of $13 million and $335 million, respectively, for the comparable prior year periods.

TFS and LFS are the finance and insurance brands for Toyota and Lexus, respectively, in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through TMCC, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.